Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Rafael Holdings, Inc. of our report dated October 31, 2022, relating to the consolidated financial statements of Rafael Holdings, Inc. as of July 31, 2022 and 2021 and for the years then ended included in its Annual Report on Form 10-K for the year ended July 31, 2022.

/s/ CohnReznick LLP

New York, New York

August 28, 2023